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                                                                    EXHIBIT 99.1



SYSCO                                                          [LOGO]
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SYSCO Corporation                                      NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390

FOR IMMEDIATE RELEASE

                                        FOR MORE INFORMATION
                                        CONTACT:  Toni R. Spigelmyer
                                                  Assistant Vice President
                                                  Investor and Media Relations

              SYSCO FILES SHELF REGISTRATION FOR 2,850,000 SHARES

         HOUSTON, FEBRUARY 14, 2000 - SYSCO Corporation (NYSE: SYY) announced today that it has filed with the Securities and Exchange Commission a shelf registration covering 2,850,000 shares of common stock to be offered from time to time in connection with acquisitions.

         Charles H. Cotros, president and chief executive officer of SYSCO Corporation, said, "SYSCO has closed or announced six acquisitions in fiscal 2000 for varying combinations of stock and cash. Since the company continues to seek attractive acquisition candidates, this filing will provide SYSCO with greater flexibility in structuring and closing future transactions."

         SYSCO is the largest foodservice marketing and distribution organization in North America, generating annualized sales in excess of $18.5 billion based on first half fiscal 2000 results. The company provides food and services to approximately 325,000 customers including restaurants, healthcare and educational institutions, lodging facilities and other foodservice operations. The SYSCO distribution network currently extends throughout the entire contiguous United States and Alaska as well as portions of Canada. For the first half of fiscal 2000, which ended January 1, 2000, the company reported sales of $9.3 billion and net earnings of $199.5 million.

         THIS INFORMATION WAS FURNISHED ON BEHALF OF SYSCO, ITS BOARD OF DIRECTORS AND MANAGEMENT. PLEASE READ SYSCO'S REGISTRATION STATEMENT ON FORM S-4 AND THE DOCUMENTS INCORPORATED BY REFERENCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SINCE THEY CONTAIN IMPORTANT INFORMATION CONCERNING SYSCO'S COMMON STOCK AND THE TERMS OF THE SHELF OFFERING. THE REGISTRATION STATEMENT AND RELATED DOCUMENTS ARE PUBLICLY AVAILABLE. YOU CAN READ A COPY OF SYSCO'S REGISTRATION STATEMENT AND ITS OTHER SEC FILINGS FOR FREE AT THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding annualized sales and acquisitions. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to economic conditions, SYSCO's leverage and debt risks, the risk of exposure to product liability claims, the risk of interruption of supplies due to lack of long-term contracts, work stoppages or otherwise, the inability to find or complete attractive acquisitions and other risk factors detailed in SYSCO's Form 10-K for the fiscal year ended July 3, 1999 filed with the Securities and Exchange Commission.

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